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                                                                       Exhibit 5

                               FIRST AMENDMENT TO
             AMENDED AND RESTATED PREFERRED SHARES RIGHTS AGREEMENT

         This Amendment to Amended and Restated Preferred Shares Rights Agreement (this "Amendment") is made as of July 8, 1999 by and between Perclose, Inc., a Delaware corporation (the "Company"), and Norwest Bank Minnesota, N.A., a national banking association (the "Rights Agent").

         Pursuant to Section 27 of the Amended and Restated Preferred Shares Rights Agreement (the "Agreement"), dated as of July 2, 1999, by and between the Company and the Rights Agent, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

         The Agreement is hereby amended as follows:

         1. Section 1(a) shall be amended by inserting the following at the end of Section 1(a):

                "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Abbott Laboratories ("Abbott"), its subsidiaries, Affiliates or Associates or permitted assignees or transferees under that certain Stockholder Agreement dated July 8, 1999 between Abbott and certain stockholders of the Company (the "Stockholder Agreement") is an Acquiring Person pursuant to this Agreement solely by virtue of the execution of the Agreement and Plan of Merger dated July 8, 1999 among Abbott, AL Acquisition Corp. and the Company (the "Merger Agreement"), the Option Agreement dated July 8, 1999 among Abbott and the Company (the "Option Agreement") and the Stockholder Agreement or the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Option Agreement and the Stockholder Agreement."

         2. Section 1(l) shall be amended by inserting the following at the end of Section 1(l):

                "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement, the Option Agreement and the Stockholder Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by the Option Agreement or the Stockholder Agreement."

         3. Section 1(hh) shall be amended by inserting the following at the end of Section 1(hh):

                "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur solely by reason of the execution of the Merger Agreement, the Option Agreement and the Stockholder Agreement, the


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                consummation of the Merger, or the consummation of the other transactions contemplated by the Option Agreement and the Stockholder Agreement."

         4. Section 1(oo) shall be amended by inserting the following at the end of Section 1(oo):

                "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Triggering Event shall not occur solely by reason of the execution of the Merger Agreement, the Option Agreement and the Stockholder Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by the Option Agreement and the Stockholder Agreement."

         5. Section 1(r) shall be amended and restated in its entirety to read as follows:

                "(r)    'FINAL EXPIRATION DATE' shall mean the earlier of (i)
                immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger or (ii) November 26, 2006."

         6.     (a)     This Amendment may not be further amended without the
                        prior consent of Abbott in its sole discretion.

                (b) This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                (c) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        7. As amended hereby, the Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PERCLOSE, INC.                                NORWEST BANK MINNESOTA, N.A.

By: /s/ HENRY A. PLAIN, JR.                   By: /s/ BEVERLY ROBINSON
    -----------------------------                 -----------------------------

Name: HENRY A. PLAIN, JR.                     Name: BEVERLY ROBINSON
     ----------------------------                  ----------------------------

Title: President and CEO                      Title: Officer
      ---------------------------                   ---------------------------



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